Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ABC BANCORP

THE FIRST BANK OF BRUNSWICK

FIRST NATIONAL BANC, INC.

FIRST NATIONAL BANK, ST. MARYS, GEORGIA

AND

FIRST NATIONAL BANK, ORANGE PARK, FLORIDA

As of June 30, 2005

i

LIST OF EXHIBITS

Exhibit Number	Description
1.2	Bank Merger Agreement
3.5(a)	List of Option Holders
3.5(b)	Letter from Option Holders
7.10	Form of Affiliate Agreement
7.14	Shareholder Voting Agreement
8.2(d)	Form of Employment Agreement
8.2(e)	Matters as to which Target counsel will opine
8.2(g)	Form of Non-Competition and Non-Disclosure Agreement
8.3(d)	Matters as to which Purchaser counsel will opine

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of June 30, 2005, by and among FIRST NATIONAL BANC, INC. (“Target”), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in St. Marys, Georgia, FIRST NATIONAL BANK, ORANGE PARK FLORIDA (“Orange Park”), a national banking association, and FIRST NATIONAL BANK, ST. MARYS GEORGIA (“St. Marys” and, together with Orange Park, the “Target Banks”), a national banking association, on the one hand, and ABC BANCORP (“Purchaser”), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Moultrie, Georgia, and THE FIRST BANK OF BRUNSWICK (“Purchaser Bank”), a Georgia state-chartered bank, on the other hand. Certain terms used in this Agreement are defined in Section 10.1 hereof.

Preamble

The Boards of Directors of Target, Purchaser, each Target Bank and Purchaser Bank are of the opinion that the transactions described herein are in the best interests of the respective Parties and their shareholders. This Agreement provides for (i) the merger of each Target Bank with and into Purchaser Bank (the “Bank Merger”) and (ii) the combination of Target with Purchaser pursuant to the merger of Target with and into Purchaser, as a result of which the outstanding shares of the capital stock of Target shall be converted into the right to receive cash and shares of the common stock of Purchaser and the shareholders of Target (other than those shareholders, if any, who exchange their shares solely for cash) shall become shareholders of Purchaser (the “Company Merger” and, together with the Bank Merger, the “Mergers”). The transactions described in this Agreement are subject to the approvals of the shareholders of Target, the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Company Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE 1.

TERMS OF MERGERS AND CLOSING

SECTION 1.1 Company Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Target shall be merged with and into Purchaser in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC. Purchaser shall be the Surviving Corporation resulting from the Company Merger and shall continue to be governed by the Laws of the State of Georgia. The Company Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Target and Purchaser.

SECTION 1.2 Bank Merger. Simultaneously with the consummation of the Company Merger, each of the Target Banks shall be merged with and into Purchaser Bank in accordance with the Financial Institutions Code of Georgia pursuant to the terms and conditions of the Bank Plan of Merger and Merger Agreement attached hereto as Exhibit 1.2 (the “Bank Merger Agreement”). Target shall vote the shares of each of the Target Banks in favor of the Bank Merger Agreement and the Bank Merger.

SECTION 1.3 Time and Place of Closing. The Closing shall take place at 10:00 a.m. on the date that the Effective Time occurs or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree (the “Closing Date”). The Closing shall be held at such location as may be mutually agreed upon by the Parties or may be conducted by mail or facsimile as may be mutually agreed upon by the Parties.

SECTION 1.4 Effective Time. The Company Merger shall become effective on the date and at the time specified in the Georgia Articles of Merger reflecting the Company Merger to be filed with the Secretary of State of the State of Georgia (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officer or chief financial officer of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within thirty (30) days after the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Company Merger and (ii) the date on which the shareholders of Target approve this Agreement to the extent such approval is required by applicable Law. The Bank Merger Agreement shall become effective at the date and time specified therein.

ARTICLE 2.

ARTICLES; BY-LAWS; MANAGEMENT

SECTION 2.1 Company Merger. The Articles of Incorporation and By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall remain unchanged by reason of the Company Merger and shall be the Articles of Incorporation and By-Laws of Purchaser as the Surviving Corporation. The directors and officers of Purchaser at the Effective Time shall be the directors and officers of Purchaser as the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time. At the Effective Time, the shares of Target Common Stock shall be converted as set forth in Article 3.

SECTION 2.2 Bank Merger.

(a) The Articles of Incorporation and By-Laws of Purchaser Bank, as in effect immediately prior to the effective time of the Bank Merger, shall remain unchanged by reason of the Bank Merger and shall be the Articles of Incorporation and By-Laws of Purchaser Bank as the surviving entity in the Bank Merger. The directors and officers of Purchaser Bank at the effective time of the Bank Merger shall be the directors and officers of Purchaser Bank as the surviving entity in the Bank Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the effective time of the Bank Merger and by virtue thereof, (i) all shares of capital stock of the Target Banks shall be canceled and (ii) the shares of capital stock of Purchaser Bank, as the surviving entity in the Bank Merger, issued and outstanding immediately prior to such effective time shall continue to be issued and outstanding, and no additional shares shall be issued as a result of the Bank Merger.

(b) The Parties agree that, notwithstanding any provision hereof to the contrary, upon the request of Purchaser the method of effecting the Bank Merger may be changed to provide for the merger of the Target Banks with and into a Purchaser Subsidiary other than Purchaser Bank, and the Target Companies shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the Bank Merger and does not substantively affect this Agreement or the rights and obligations of the Parties or their respective shareholders hereunder); provided, however, that any such Purchaser Subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement and of the Bank Merger Agreement and that any actions taken pursuant to this Section 2.2(b) shall not (i) alter or change the kind or amount of consideration to be issued to holders of Outstanding Target Shares or the Option Holders as provided for in this Agreement; (ii) adversely affect the tax consequences of the Company Merger to the holders of Outstanding Target Shares; (iii) Materially delay the receipt of the Consent of any Regulatory Authority required pursuant to Section 8.1(b) hereof; or (iv) otherwise cause any condition to Closing set forth herein not to be capable of being fulfilled (unless duly waived by the Party entitled to the benefits thereof).

ARTICLE 3.

MANNER OF CONVERTING AND EXCHANGING SHARES IN THE COMPANY MERGER

SECTION 3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Company Merger and without any action on the part of the holders thereof, the shares of Purchaser Common Stock and Target Common Stock issued and outstanding immediately prior to the Effective Time shall be converted as follows:

(a) Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) At the Effective Time, each share of Target Common Stock (including any shares currently subject to options which are exercised prior to the Effective Time) outstanding immediately prior to the Effective Time, other than (i) shares with respect to which the holders thereof, prior to the Effective Time, met the requirements of, and perfected their dissenters’ rights under, Article 13 of the GBCC with respect to shareholders dissenting from the Company Merger (the “Dissenting Shares”), and (ii) shares held by Target or by Purchaser or any of the

Purchaser Subsidiaries, in each case other than in a fiduciary capacity (each an “Outstanding Target Share” and, collectively, the “Outstanding Target Shares”), shall automatically be converted at the Effective Time into the right to receive cash and shares of Purchaser Common Stock, plus cash in lieu of fractional shares pursuant to Section 3.1(i) below, as set forth in this Section 3.1. Subject to the remaining provisions of this Section 3.1, each Target shareholder who does not dissent may elect to have each Outstanding Target Share held by such Target Shareholder converted into (i) cash in an amount equal to a Pro Rata Share of the Merger Consideration (the “Cash Consideration”) or (ii) a number of shares of Purchaser Common Stock (the “Stock Consideration”) equal to a Pro Rata Share of the Merger Consideration divided by the Average Market Price.

(c) Purchaser and Target shall each use its commercially reasonable efforts to mail to each holder of shares of Target Common Stock outstanding on the record date fixed for the Shareholders’ Meeting (the “Record Date”) a form (“Form of Election”) designed for the purpose of allowing the shareholder to elect, subject to the proration and election procedures set forth in this Section 3.1, whether to receive (i) the Cash Consideration for all of his or her Outstanding Target Shares (a “Cash Election”), (ii) the Stock Consideration for all of his or her Outstanding Target Shares (a “Stock Election”), or (iii) the Cash Consideration and the Stock Consideration for his or her Outstanding Target Shares in the relative proportions specified by such Target shareholder (a “Combination Election”). Target shareholders who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Target Common Stock held by each such Representative for a particular beneficial owner. A Form of Election must be received by the Exchange Agent no later than by the close of business five (5) days prior to the Effective Time (the “Election Deadline”) in order to be effective. All elections shall be irrevocable.

(d) Prior to the Effective Time, Purchaser shall select a bank or trust company reasonably acceptable to Target to act as exchange agent (the “Exchange Agent”) to effectuate the delivery of the Cash Consideration and the Stock Consideration to holders of Target Common Stock. Elections shall be made by holders of Target Common Stock by mailing, faxing or otherwise delivering to the Exchange Agent a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent. Purchaser shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The decision of Purchaser (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Purchaser nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election.

(e) A holder of Target Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Combination Election to receive the Cash Consideration for 50% of his or her Outstanding Target Shares and the Stock Consideration for 50% of his or her Outstanding Target Shares (an “Equal Cash/Stock Election”). If Purchaser or the Exchange Agent shall determine, in its sole discretion, that any purported Cash Election, Stock Election or Combination Election was not properly made, such purported election shall be deemed to be of no force and effect, and the Target shareholder making such purported election shall for purposes hereof be deemed to have made an Equal Cash/Stock Election.

(f) All shares of Target Common Stock which are subject to Cash Elections or the cash portion of Combination Elections are referred to herein as “Cash Election Shares.” All shares of Target Common Stock which are subject to Stock Elections or the stock portion of Combination Elections are referred to herein as “Stock Election Shares.” The sum of the number of Dissenting Shares and the number of Cash Election Shares shall not be greater than 60% of the sum of the Outstanding Target Shares and the number of Dissenting Shares (the “Maximum Cash Election Number”). The number of Stock Election Shares shall not be greater than 65% of the number of Outstanding Target Shares (the “Maximum Stock Election Number”).

(g) If, after the results of the Forms of Election are calculated, the number of Stock Election Shares exceeds the Maximum Stock Election Number, then the Exchange Agent shall determine the number of Stock Election Shares which must be redesignated as Cash Election Shares, and all Target shareholders who have Stock Election Shares (other than any Target shareholder who has made an Equal Cash/Stock Election) shall, on a pro rata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number is achieved. If, after the results of the Forms of Election are calculated, the number of Cash Election Shares exceeds the Maximum Cash Election Number, then the Exchange Agent shall determine the number of Cash Election Shares which must be redesignated as Stock Election Shares, and all Target shareholders who have Cash Election Shares (other than any Target shareholder who has made an Equal Cash/Stock Election) shall, on a pro rata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number is achieved. Purchaser or the Exchange Agent shall make all computations contemplated by this Section 3.1, and all such computations shall be conclusive and binding on the holders of Target Common Stock.

(h) After the redesignation procedure set forth in Section 3.1(g) above is completed, all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and all Stock Election Shares shall be converted into the right to receive the Stock Consideration. Such certificates previously evidencing shares of Target Common Stock (“Old Certificates”) shall be exchanged for (i) certificates evidencing the Stock Consideration or (ii) the Cash Consideration, multiplied in each case by the number of shares previously evidenced by the canceled certificate, upon the surrender of such certificates in accordance with the provisions of Section 3.2 hereof, without interest. Notwithstanding the foregoing, however, no fractional shares of Purchaser Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 3.1(i) below.

(i) Notwithstanding any other provision of this Agreement, each holder of Outstanding Target Shares exchanged pursuant to the Company Merger who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock as Stock Consideration (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Purchaser Common Stock multiplied by the Average Market Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(j) Each share of the Target Common Stock that is not an Outstanding Target Share as of the Effective Time shall be cancelled without consideration therefor.

(k) No Dissenting Shares shall be converted in the Company Merger. All such shares shall be cancelled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Article 13 of the GBCC; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Article 13 of the GBCC, such shares held by such shareholder shall, upon the happening of that event, be treated the same as all other holders of Target Common Stock who at the Effective Time held Outstanding Target Shares.

SECTION 3.2 Exchange of Shares. Target shall send or cause to be sent to each holder of Outstanding Target Shares as of the Record Date a form of letter of transmittal (the “Letter of Transmittal”) for use in exchanging Old Certificates for cash and certificates representing Purchaser Common Stock which shall be deposited with the Exchange Agent by Purchaser as of the Effective Time. The Letter of Transmittal shall be mailed within ten (10) business days following the date of the Shareholders’ Meeting. The Letter of Transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of the Cash Consideration and certificates evidencing the Stock Consideration, which shall be deposited with the Exchange Agent by Purchaser as of the Effective Time. If any certificates for shares of Purchaser Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. Unless and until Old Certificates or evidence that such certificates have been lost, stolen or destroyed (accompanied by such security or indemnity as shall be requested by Purchaser) are presented to the Exchange Agent, the holder thereof shall not be entitled to receive the consideration to be paid in exchange therefor pursuant to the Company Merger or any dividends payable on any Purchaser Common Stock to which he or she is entitled or to exercise any rights as a shareholder of Purchaser Common Stock, except as provided in Section 3.5 below. Subject to applicable Law and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property Laws, upon surrender of his or her Old Certificates, the holder thereof shall be paid the consideration to which he or she is entitled. All such property, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one (1) year from the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to Purchaser, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable Laws and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property Laws, look as a general creditor only to Purchaser for payment or delivery of such property. In no event will any holder of Target Common Stock exchanged in the Company Merger be entitled to receive any interest on any amounts held by the Exchange Agent or Purchaser.

SECTION 3.3 Shares Held by Target or Purchaser. Each of the shares of Target Common Stock held by any Target Company or by any Purchaser Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

SECTION 3.4 Rights of Former Target Shareholders. At the Effective Time, the stock transfer books of Target shall be closed as to holders of Target Common Stock immediately prior to the Effective Time, and no transfer of Target Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2 of this Agreement, each Old Certificate (other than shares to be canceled pursuant to Section 3.1(j) of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of Target shall be entitled to vote after the Effective Time at any meeting of shareholders of Purchaser the number of whole shares of Purchaser Common Stock into which their respective shares of Target Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Target Common Stock for certificates representing Purchaser Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Purchaser on the Purchaser Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Purchaser Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Target Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 3.2 of this Agreement. However, upon surrender of such Target Common Stock certificate, the Purchaser Common Stock certificate (together with all such undelivered dividends or other distributions without interest), the Cash Consideration (without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

SECTION 3.5 Treatment of Stock Options. The name of each holder (“Option Holder”) of an option to purchase shares of Target Common Stock issued by Target (“Target Option”) and the number of Target Options owned by such Option Holder is set forth on Exhibit 3.5(a) hereto. Target has previously delivered to Purchaser a letter agreement in the form set forth in Exhibit 3.5(b) between Target and each Option Holder pursuant to which each Option Holder has agreed that each Target Option is to be cancelled upon consummation of the Company Merger, and all rights in respect thereof will cease to exist, in consideration of the automatic conversion at the Effective Time of such Target Option into the right to receive, on the Closing Date, cash in an amount equal to (i) the aggregate number of Option Shares into which such Target Option could have been converted immediately prior to the Effective Time (whether or not such Target Option is then exercisable), multiplied by (ii) the difference between (A) a Pro Rata Share of the Merger Consideration and (B) the exercise price for each Option Share subject to such Target Option.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF TARGET AND TARGET BANKS

Target and Target Banks hereby, jointly and severally, represent and warrant to Purchaser as follows:

SECTION 4.1 Organization, Standing and Power.

(a) Target is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. Target has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Target is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(b) Each Target Bank is a national bank duly organized, validly existing, and in good standing under the Laws of the United States of America, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. The minute books and other organizational documents and corporate records for each Target Bank have been made available to Purchaser for its review and are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

SECTION 4.2 Authority; No Breach.

(a) Each of Target and the Target Banks has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Bank Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated herein and therein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Target and the Target Banks, subject to the approval of this Agreement by the holders of the outstanding Target Common Stock and by Target, as the sole shareholder of each Target Bank. Subject to such requisite shareholder approval, this Agreement and the Bank Merger Agreement represent legal, valid and binding obligations of Target and each Target Bank, as the case may be, enforceable against them in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) With respect to each of Target and the Target Banks, neither the execution and delivery of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Association or its By-Laws, or (ii) constitute or result in a Default or loss of benefit under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Target Company under, any Contract or Permit of any Target Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, or (iii) subject to receipt of the requisite approvals referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to any Target Company or any of their respective Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Target or either Target Bank of the Mergers and the other transactions contemplated in this Agreement.

SECTION 4.3 Capital Stock.

(a) The authorized capital stock of Target consists of (i) 9,000,000 shares of Target Common Stock, of which 1,016,376 shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of Preferred Stock, none of which are issued or outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Target are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of Target has been issued in violation of any preemptive rights of the current or past shareholders of Target.

(b) The authorized capital stock of (i) St. Marys consists of 10,000,000 shares of common stock, $10.00 par value per share (the “St. Marys Common Stock”), and (ii) Orange Park consists of 10,000,000 shares of common stock, $10.00 par value per share (the “Orange Park Common Stock”).

(c) Except as set forth in Sections 4.3(a) and (b) of this Agreement, there are no shares of capital stock or other equity securities of Target or either Target Bank outstanding and, except as set forth in Exhibit 3.5(a) hereto, there are no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Target or either Target Bank or contracts, commitments, understandings or arrangements by which Target or either Target Bank is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

SECTION 4.4 Target Subsidiaries. The only Subsidiary of Target other than Orange Park and St. Marys is First National Insurance Agency, Inc. (the “Insurance Agency”).

Target owns all of the issued and outstanding shares of capital stock of each Target Subsidiary. No equity securities of any Target Subsidiary are or may become required to be issued (other than to a Target Company) by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any Target Subsidiary is bound to issue (other than to a Target Company) additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any Target Company is or may be bound to transfer any shares of the capital stock of any Target Subsidiary (other than to a Target Company). There are no Contracts relating to the rights of any Target Company to vote or to dispose of any shares of the capital stock of any Target Subsidiary. All of the shares of capital stock of each Target Subsidiary held by a Target Company are fully paid and (except pursuant to 12 U.S.C. §55) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Target Company free and clear of any Lien. None of the outstanding shares of capital stock of any Target Subsidiary has been issued in violation of any preemptive rights of the current or past shareholders of any Target Company. Each Target Subsidiary is either a national banking association or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Target Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target. Each Target Subsidiary that is a depository institution is an insured institution as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

SECTION 4.5 Financial Statements.

(a) Target has Previously Disclosed, and delivered to Purchaser prior to the execution of this Agreement, copies of all Target Financial Statements and will deliver to Purchaser copies of all financial statements, audited or unaudited, of Target prepared subsequent to the date hereof. The Target Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if prepared after the date of this Agreement, will be in accordance with the books and records of the Target Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Target Companies as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of the Target Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material). To the Knowledge of Target, (x) the Target Financial Statements do not contain any untrue statement of a Material fact or omit to state a Material fact necessary to make the Target Financial Statements not misleading with respect to the periods covered thereby; and (y) the Target Financial Statements fairly present, in all Material respects, the financial condition, results of operations and cash flows of Target as of and for the periods covered by them.

(b) Target’s external auditor is and has been throughout the periods covered by the Target Financial Statements (i) “independent” with respect to Target within the meaning of Regulation S-X under the 1933 Act and (ii) in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Except as Previously Disclosed, Target’s auditors have not performed any non-audit services for Target since January 1, 2003.

SECTION 4.6 Absence of Undisclosed Liabilities. Except as Previously Disclosed, no Target Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Target as of December 31, 2004 included in the Target Financial Statements or reflected in the notes thereto. Except as Previously Disclosed, no Target Company has incurred or paid any Liability since December 31, 2004, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

SECTION 4.7 Absence of Certain Changes or Events. Except as Previously Disclosed, since December 31, 2004, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, (b) the Target Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Target provided in Article 7 of this Agreement, and (c) each Target Company has conducted its business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

SECTION 4.8 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any of the Target Companies have been duly filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before March 31, 2005, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Target, and all returns filed are complete and accurate to the Knowledge of Target. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Target, except as reserved against in the Target Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) None of the Target Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any Target Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(c) Adequate provision for any Taxes due or to become due for any of the Target Companies for the period or periods through and including the date of the most recent respective Target Financial Statements has been made and is reflected on such Target Financial Statements.

(d) Deferred Taxes of the Target Companies have been provided for in accordance with GAAP.

(e) Each of the Target Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-4 and W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(f) No Target Company has made any payments, is obligated to make any payments or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

(g) There are no Material Liens with respect to Taxes upon any of the Assets of any Target Company.

(h) No Target Company has filed any consent under former Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

(i) No Target Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

SECTION 4.9 Target Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the “Target Allowance”) shown on the consolidated balance sheets of Target included in the most recent Target Financial Statements dated prior to the date of this Agreement was, and the Target Allowance shown on the consolidated balance sheets of Target included in the financial statements of Target as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Target Banks and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Target Banks as of the dates thereof, except where the failure of such Target Allowance to be so maintained is not reasonably likely to have a Material Adverse Effect on Target.

SECTION 4.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the Target Financial Statements, or where the failure to own good and marketable title is not reasonably likely to have a Material Adverse Effect on Target, the Target Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All Material tangible properties used in the businesses of the Target Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Target’s past practices. All Assets which are Material to Target’s business on a consolidated basis, held under leases or subleases by any of the Target Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the Target Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Target Companies is a named insured are reasonably sufficient. No Target Company has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Target Companies include all assets required to operate the businesses of the Target Companies as presently conducted.

SECTION 4.11 Environmental Matters.

(a) Each Target Company, its Participation Facilities and, to the Knowledge of such Target Company, its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(b) There is no Litigation pending or, to the Knowledge of Target, threatened before any court, governmental agency or authority or other forum in which any Target Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any Target Company or any of its Participation Facilities, except for such Litigation pending or, to the Knowledge of Target, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(c) There is no Litigation pending or, to the Knowledge of Target, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or any Target Company in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or, to the Knowledge of Target, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(d) To the Knowledge of Target, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c) above, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(e) During the period of (i) any Target Company’s ownership or operation of any of their respective current properties, (ii) any Target Company’s participation in the management of any Participation Facility, or (iii) any Target Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility, or to the Knowledge of Target, Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(f) Prior to the period of (i) any Target Company’s ownership or operation of any of its respective current properties, (ii) any Target Company’s participation in the management of any Participation Facility, or (iii) any Target Company’s holding of a security interest in a Loan Property, to the Knowledge of Target, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

SECTION 4.12 Compliance with Laws.

(a) Each Target Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

(b) Except as Previously Disclosed, no Target Company:

(i) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, including the Sarbanes-Oxley Act of 2002 and the USA Patriot Act of 2001, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target; and

(ii) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (A) asserting that any Target Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, or (C) requiring any Target Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

(c) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Target, each Target Company has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents thereof and all applicable Law. No Target Company, or any director, officer or employee of any Target Company, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Target, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Target, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(d) The records, systems, controls, data and information of Target and the Target Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Target and its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the immediately following sentence. Target and the Target Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Target (i) has designed disclosure controls and procedures to ensure that Material information relating to Target, including the Target Subsidiaries, is made known to the management of Target by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Target’s auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect in any Material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not Material, that involves management or other employees who have a significant role in its internal controls. Target has made available to Purchaser a summary of any such disclosure made by management to Target’s auditors and audit committee since January 1, 2003.

SECTION 4.13 Labor Relations. No Target Company is the subject of any Litigation asserting that it or any other Target Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Target Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Target Company, pending or, to its Knowledge, threatened nor, to its Knowledge, is there any activity involving any Target Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

SECTION 4.14 Employee Benefit Plans.

(a) Target has delivered or made available to Purchaser prior to the execution of this Agreement copies of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans,” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Target Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the “Target Benefit Plans”). Any of the Target Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Target ERISA Plan.” Each Target ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j)) of the Internal Revenue Code) is referred to herein as a “Target Pension Plan.” No Target Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA. The Target Companies do not participate in either a multi-employer plan or a multiple employer plan.

(b) The Target Companies have delivered or made available to Purchaser prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for all Target Benefit Plans (including insurance contracts) and all amendments thereto; (ii) with respect to any such Target Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation; (iii) all annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Target Benefit Plan with respect to the most recent plan year; and (iv) the most recent summary plan descriptions and any Material modifications thereto.

(c) All Target Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target. Each Target Benefit Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and neither Target nor any Target Company is aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter or failure of any Target Benefit Plan intended to satisfy Internal Revenue Code Section 401 to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. No Target Company has engaged in a transaction with respect to any Target Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Target Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target or any Target Company.

(d) No Target ERISA Plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan’s most recent actuarial valuation, and the fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities”, as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of any Target Pension Plan, (ii) no change in the actuarial assumptions with respect to any Target Pension Plan, and (iii) no increase in benefits under any Target Pension Plan as a result of plan amendments or changes in applicable Law, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target or Materially adversely affect the funding status of any such plan. Neither any Target Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Target Company, or the single-employer plan of any entity which is considered one employer with Target under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”), has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on Target. No Target Company has provided, or is required to provide, security to a Target Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by all Target Companies except to the extent any failure to do so would not have a Materially Adverse Effect on Target.

(e) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Target Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Target. Except as Previously Disclosed, no Target Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on Target. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Target Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(f) Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980B, no Target Company has any obligations for retiree health and life benefits under any of the Target Benefit Plans and there are no restrictions on the rights of such Target Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Target.

(g) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any Target Company from any Target Company under any Target Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Target Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have a Material Adverse Effect on Target.

(h) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement or employment agreement) of employees and former employees of any Target Company and its beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Target Financial Statements to the extent required by and in accordance with GAAP.

SECTION 4.15 Material Contracts. Except as Previously Disclosed or otherwise reflected in the Target Financial Statements, none of the Target Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (b) any Contract relating to the borrowing of money by any Target Company or the guarantee by any Target Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (c) any other Contract or amendment thereto that would be required to be filed as an exhibit to any report filed by Target with any Regulatory Authority as of the date of this Agreement that has not been filed by Target with any Regulatory Authority as an exhibit to any report filed by Target for the fiscal year ended December 31, 2004 (together with all Contracts referred to in Sections 4.10 and 4.14(a) of this Agreement, the “Target Contracts”). With respect to each Target Contract, (i) the Contract is in full force and effect, (ii) no Target Company is in Default thereunder other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, (iii) no Target Company has repudiated or waived any Material provision of any such Contract, and (iv) no other party to any such Contract is, to the Knowledge of the Target Companies, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, or has repudiated or waived any Material provision thereunder. Except as Previously Disclosed, all of the indebtedness of the Target Companies for money borrowed is prepayable at any time by the Target Companies without penalty or premium.

SECTION 4.16 Legal Proceedings. Except as Previously Disclosed, there is no Litigation instituted or pending or, to the Knowledge of Target, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against any Target Company, or against any Asset, interest or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any Target Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target.

SECTION 4.17 Reports. Except as Previously Disclosed, since January 1, 2003, each Target Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authority and has paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay any such fee or assessment is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target. Except as Previously Disclosed, as of their respective dates, each of such reports, registrations and statements (as amended, in the case of any report, registration or statement that has been amended in accordance with applicable Law), including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. Except as Previously Disclosed, as of their respective dates, none of such reports, registrations or statements contained any untrue statement of a Material fact or omitted to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any Target Company or any Affiliate thereof to Purchaser pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Target Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Purchaser with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Target Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the Target shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by any Target Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Target, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any Target Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

SECTION 4.19 Tax and Regulatory Matters. Except as Previously Disclosed, no Target Company or any Affiliate thereof has taken any action, or has any Knowledge of any fact or circumstance that is reasonably likely, to (a) prevent the transactions contemplated hereby, including the Company Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Target, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 8.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 8.1(b).

SECTION 4.20 Intellectual Property.

(a) Target has Previously Disclosed to Purchaser all patents, trademarks, trade names, trade secrets, copyrights, processes, service marks, royalty rights or design rights owned, used or licensed (as licensor or licensee) by Target Companies in the operation of their respective businesses and all applications therefor and registrations thereof, whether foreign or domestic, owned or controlled by Target Companies (the “Intellectual Property”), and, in the case of any such rights that are so owned, the jurisdiction in which such rights or applications have been registered, filed or issued, and, in the case of any such rights that are not so owned, the agreements under which such rights arise. Each of the Target Companies has taken all action necessary to keep the Intellectual Property owned by it in full force and effect, including filing all necessary affidavits and other documents and utilizing such property in interstate commerce. Each of the Target Companies is the sole and exclusive owner of the Intellectual Property which has been Previously Disclosed as being owned by it, with the sole and exclusive right, except to the extent indicated therein, to use and license such property. No claim has been asserted or, to Target’s Knowledge, threatened seeking cancellation or concurrent use of any registered trademark, trade name or service mark owned, used or licensed by any of the Target Companies.

(b) There are no claims, demands or suits pending or, to Target’s Knowledge, threatened against any of the Target Companies claiming an infringement by any of the Target Companies of any patents, copyrights, processes, licenses, trademarks, service marks or trade names of others in connection with its business; none of the Intellectual Property or, as the case may be, the rights granted to any of the Target Companies in respect thereof, infringes on the rights of any Person or is being infringed upon by any Person; and none of the Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, injunction, restriction or agreement restricting the scope of its use by any of the Target Companies.

SECTION 4.21 Charter Provisions. Each Target Company has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under its Articles of Incorporation or Association or its By-Laws or other governing instruments (other than, with respect to Target, voting, dissenters’ rights of appraisal or other similar rights) or restrict or impair the ability of Purchaser to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Target Company that may be acquired or controlled by it.

SECTION 4.22 State Takeover Laws. Target has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable “moratorium,” “control share,” “fair price,” “business combination” or other state takeover Law.

SECTION 4.23 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Target’s own account, or for the account of either Target Bank or its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible.

SECTION 4.24 Community Reinvestment Act. Each Target Bank has complied in all Material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no Material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or Material criticism from regulators with respect to discriminatory lending practices.

SECTION 4.25 Privacy of Customer Information.

(a) Each Target Bank is the sole owner of all individually identifiable personal information (“IIPI”) relating to its customers, former customers and prospective customers that will be transferred to Purchaser Companies pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 4.25, “IIPI” means any information relating to an identified or identifiable natural person.

(b) The collection and use of such IIPI by each Target Bank and the transfer of such IIPI to Purchaser Companies complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Law.

SECTION 4.26 Technology Systems.

(a) Except as Previously Disclosed, no action will be necessary as a result of the transactions contemplated by this Agreement to enable the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by the Target Companies (collectively, the “Technology Systems”) to continue to be used by the Surviving Corporation and its Subsidiaries to the same extent and in the same manner that such Technology Systems have been used by the Target Companies prior to the Effective Time.

(b) The Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on the business of any of the Target Companies. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Liens. Except as Previously Disclosed, access to business critical parts of the Technology Systems is not shared with any third party.

(c) None of the Target Companies has received notice of or is aware of any Material circumstances, including the execution of this Agreement, that would enable any third party to terminate any of its agreements or arrangements relating to the Technology Systems (including maintenance and support).

SECTION 4.27 Opinion of Financial Advisor. Target has received the opinion of Allen C. Ewing & Co., dated the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of Target Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Purchaser.

SECTION 4.28 Insurance Agency. The Insurance Agency holds such insurance licenses, certificates, and permits from governmental authorities (including from the insurance regulatory agencies from the various jurisdictions where it conducts business) as are necessary to the conduct of its business. Target and the Insurance Agency have fulfilled and performed all obligations necessary to maintain all such insurance licenses. There is no pending or, to Target’s Knowledge, threatened claim, action, suit, proceeding or investigation that could result in revocation, termination, suspension, limitation or modification of any insurance license that would result, individually or in the aggregate, in a Material Adverse Effect on Target.

SECTION 4.29 Board Recommendation. The Board of Directors of Target, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, taken together, are fair to and in the best interests of Target’s shareholders and (ii) resolved to recommend that the holders of the shares of Target Common Stock approve this Agreement and the Company Merger.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Target and the Target Banks as follows:

SECTION 5.1 Organization, Standing and Power. Each of Purchaser and Purchaser Bank is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and Purchaser is duly registered as a bank holding company under the BHC Act. Each of Purchaser and Purchaser Bank has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of Purchaser and Purchaser Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

SECTION 5.2 Authority; No Breach.

(a) Each of Purchaser and Purchaser Bank has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Bank

Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated herein and therein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Purchaser and Purchaser Bank. This Agreement and the Bank Merger Agreement represent legal, valid and binding obligations of Purchaser and Purchaser Bank, as the case may be, enforceable against them in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) With respect to each of Purchaser and Purchaser Bank, neither the execution and delivery of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or By-Laws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Purchaser Company under, any Contract or Permit of any Purchaser Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, or (iii) subject to receipt of the requisite approvals referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to any Purchaser Company or any of its Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Purchaser or Purchaser Bank of the Mergers and the other transactions contemplated in this Agreement.

SECTION 5.3 Capital Stock.

(a) The authorized capital stock of Purchaser consists of (i) 30,000,000 shares of Purchaser Common Stock, of which 11,846,295 shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of Preferred Stock, none of which are issued or outstanding as of the date of this Agreement. All of the issued and outstanding shares of Purchaser Common Stock and all of the issued and outstanding shares of capital stock of Purchaser Bank are, and all of the shares of Purchaser Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Company Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of Purchaser Common Stock has been, and none of the shares of Purchaser Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Company Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Purchaser. Options to purchase 303,913 shares of Purchaser Common Stock under the Purchaser Stock Plans are outstanding as of the date of this Agreement. Purchaser owns all of the issued and outstanding shares of capital stock of Purchaser Bank free and clear of all Liens.

(b) Except as set forth in Section 5.3(a) of this Agreement or as Previously Disclosed, there are no shares of capital stock or other equity securities of Purchaser outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Purchaser or contracts, commitments, understandings or arrangements by which Purchaser is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

SECTION 5.4 Purchaser Subsidiaries. The Purchaser Subsidiaries are as set forth in Purchaser’s SEC Documents. Purchaser owns all of the issued and outstanding shares of capital stock of each Purchaser Subsidiary. No equity securities of any Purchaser Subsidiary are or may become required to be issued (other than to a Purchaser Company) by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any Purchaser Subsidiary is bound to issue (other than to a Purchaser Company) additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any Purchaser Company is or may be bound to transfer any shares of the capital stock of any Purchaser Subsidiary (other than to a Purchaser Company). There are no Contracts relating to the rights of any Purchaser Company to vote or to dispose of any shares of the capital stock of any Purchaser Subsidiary. All of the shares of capital stock of each Purchaser Subsidiary held by a Purchaser Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Purchaser Company free and clear of any Lien. Each Purchaser Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Purchaser Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Each Purchaser Subsidiary that is a depository institution is an insured institution as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

SECTION 5.5 Financial Statements.

(a) All Purchaser Financial Statements included in Purchaser’s SEC Documents have been made available to Target, and Purchaser will deliver to Target copies of all financial statements, audited and unaudited, of Purchaser prepared subsequent to the date hereof. The

Purchaser Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Purchaser Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the Purchaser Companies as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of the Purchaser Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material). To the Knowledge of Purchaser, (i) the Purchaser Financial Statements do not contain any untrue statement of a Material fact or omit to state a Material fact necessary to make the Purchaser Financial Statements not misleading with respect to the periods covered by them; and (ii) the Purchaser Financial Statements fairly present, in all Material respects, the financial condition, results of operations and cash flows of Purchaser as of and for the periods covered by them.

(b) Purchaser’s external auditor is and has been throughout the periods covered by the Purchaser Financial Statements (i) “independent” with respect to Purchaser within the meaning of Regulation S-X under the 1933 Act and (ii) in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Except as Previously Disclosed, Purchaser’s auditors have not performed any non-audit services for Purchaser since January 1, 2003.

SECTION 5.6 Absence of Undisclosed Liabilities. No Purchaser Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Purchaser as of March 31, 2005 included in the Purchaser Financial Statements or reflected in the notes thereto. No Purchaser Company has incurred or paid any Liability since March 31, 2005, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

SECTION 5.7 Absence of Certain Changes or Events. Except as Previously Disclosed, since March 31, 2005, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, (b) the Purchaser Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Purchaser provided in Article 7 of this Agreement, and (c) each Purchaser Company has conducted its business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

SECTION 5.8 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any of the Purchaser Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before March 31, 2005, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Purchaser, and all returns filed are complete and accurate to the Knowledge of Purchaser. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Purchaser, except as reserved against in the Purchaser Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) None of the Purchaser Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any Purchaser Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(c) Adequate provision for any Taxes due or to become due for any of the Purchaser Companies for the period or periods through and including the date of the respective Purchaser Financial Statements has been made and is reflected on such Purchaser Financial Statements.

(d) Deferred Taxes of the Purchaser Companies have been provided for in accordance with GAAP.

SECTION 5.9 Purchaser Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the “Purchaser Allowance”) shown on the consolidated balance sheets of Purchaser included in the most recent Purchaser Financial Statements dated prior to the date of this Agreement was, and the Purchaser Allowance shown on the consolidated balance sheets of Purchaser included in the financial statements of Purchaser as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Purchaser Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Purchaser Companies as of the dates thereof, except where the failure of such Purchaser Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Purchaser.

SECTION 5.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the Purchaser Financial Statements, the Purchaser Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All Material tangible properties used in the businesses of the Purchaser Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Purchaser’s past practices. All Assets which are Material to Purchaser’s business on a consolidated basis, held under leases or subleases by any of the Purchaser Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the Purchaser Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Purchaser Companies is a named insured are reasonably sufficient. No Purchaser Company has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Purchaser Companies include all assets required to operate the businesses of the Purchaser Companies as presently conducted.

SECTION 5.11 Environmental Matters.

(a) Each Purchaser Company, its Participation Facilities and, to the Knowledge of such Purchaser Company, its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(b) There is no Litigation pending or, to the Knowledge of Purchaser, threatened before any court, governmental agency or authority or other forum in which any Purchaser Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any Purchaser Company or any of its Participation Facilities, except for such Litigation pending or, to the Knowledge of Purchaser, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(c) There is no Litigation pending or, to the Knowledge of Purchaser, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or any Purchaser Company in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or, to the Knowledge of Purchaser, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(d) To the Knowledge of Purchaser, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c) above, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(e) During the period of (i) any Purchaser Company’s ownership or operation of any of their respective current properties, (ii) any Purchaser Company’s participation in the management of any Participation Facility, or (iii) any Purchaser Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(f) Prior to the period of (i) any Purchaser Company’s ownership or operation of any of its respective current properties, (ii) any Purchaser Company’s participation in the management of any Participation Facility, or (iii) any Purchaser Company’s holding of a security interest in a Loan Property, to the Knowledge of Purchaser, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

SECTION 5.12 Compliance with Laws.

(a) Each Purchaser Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(b) Except as Previously Disclosed, no Purchaser Company:

(i) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, including the Sarbanes-Oxley Act of 2002 and the USA Patriot Act of 2001, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser; and

(iii) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (A) asserting that any Purchaser Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, or (C) requiring any Purchaser Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

(c) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, each Purchaser Company has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents thereof and all applicable Law. No Purchaser Company, or any director, officer or employee of any Purchaser Company, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(d) The records, systems, controls, data and information of Purchaser and the Purchaser Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser and its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the immediately following sentence. Purchaser and the Purchaser Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Purchaser (i) has designed disclosure controls and procedures to ensure that Material information relating to Purchaser, including the Purchaser Subsidiaries, is made known to the management of Purchaser by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser’s auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect in any Material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not Material, that involves management or other employees who have a significant role in its internal controls. Purchaser has made available to Target a summary of any such disclosure made by management to Purchaser’s auditors and audit committee since January 1, 2003.

SECTION 5.13 Labor Relations. No Purchaser Company is the subject of any Litigation asserting that it or any other Purchaser Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Purchaser Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Purchaser Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any Purchaser Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

SECTION 5.14 Legal Proceedings. There is no Litigation instituted or pending or, to the Knowledge of Purchaser, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Purchaser Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Purchaser Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

SECTION 5.15 Reports. Except as Previously Disclosed, since January 1, 2003, each Purchaser Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, other Regulatory Authorities, and any applicable state securities or banking authorities and has paid all fees and assessments due and payable in connection therewith, except where the failure to so file such report, registration or statement or to pay any such fee or assessment is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. As of their respective dates, each of such reports, registrations and statements, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of their respective dates, none of such reports, registrations or statements contained any untrue statement of a Material fact or omitted to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 5.16 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any Purchaser Company or any Affiliate thereof to Target pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Purchaser Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Purchaser with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Purchaser Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Target’s shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by any Purchaser Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Target, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any Purchaser Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

SECTION 5.17 Tax and Regulatory Matters. No Purchaser Company or any Affiliate thereof has taken any action, or has any Knowledge of any fact or circumstance that is reasonably likely, to (a) prevent the transactions contemplated hereby, including the Company Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Purchaser, there exists no fact, circumstance or reason why the requisite Consents referred to in Section 8.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 8.1(b).

SECTION 5.18 Charter Provisions. Each Purchaser Company has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under its Articles of Incorporation or By-Laws or other governing instruments or restrict or impair the ability of any Target shareholder to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Purchaser Common Stock that may be acquired or controlled by such shareholder.

SECTION 5.19 Community Reinvestment Act. Purchaser has complied in all Material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” and has received no Material criticism form regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than “satisfactory” or Material criticism from regulators with respect to discriminatory lending practices.

ARTICLE 6.

CONDUCT OF BUSINESS PENDING CONSUMMATION

SECTION 6.1 Affirmative Covenants of Target. Unless the prior written consent of Purchaser shall have been obtained, and except as otherwise contemplated herein, Target shall and shall cause each Target Subsidiary to: (a) operate its business in the usual, regular, and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties set forth in this Agreement to be correct at all times; and (d) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of Section 8.1(b) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

SECTION 6.2 Negative Covenants of Target. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Target covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of Purchaser, which consent shall not be unreasonably withheld or delayed:

(a) amend the Articles of Incorporation or Association, By-Laws or other governing instruments of any Target Company; or

(b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Target Company to another Target Company) (for the Target Companies on a consolidated basis) except in the ordinary course of the business of Target Companies consistent with past practices (which shall include, for Target Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, receipt of Federal Home Loan Bank advances, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of any Target Company of any Lien or permit any such Lien to exist; or

(c) repurchase, redeem or otherwise acquire or exchange (other than redemptions without the payment of any additional consideration or exchanges in the ordinary course under employee benefit plans or exercises or conversions prior to the Effective Time of Target Options pursuant to the terms thereof), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Target Company, or declare or pay any dividend or make any other distribution in respect of Target’s capital stock; or

(d) except for this Agreement or pursuant to another agreement with a Purchaser Company, or pursuant to the exercise of Target Options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as Previously Disclosed, issue, sell, pledge, encumber, authorize the issuance of or enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of or otherwise permit to become outstanding, any additional shares of Target Common Stock or any other capital stock of any Target Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock; or

(e) adjust, split, combine or reclassify any capital stock of any Target Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Target Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Target Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Target Company) or (ii) any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(f) acquire another business or merge or consolidate with another entity or acquire direct or indirect control over any Person, other than in connection with (i) internal reorganizations or consolidations involving existing Subsidiaries, (ii) foreclosures in the ordinary course of business, or (iii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

(g) except as Previously Disclosed, grant any increase in compensation or benefits to the employees or officers of any Target Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice Previously Disclosed or as required by Law; pay any bonus except to employees in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of any Target Company; or pay any bonus to, or grant any increase in fees or other increases in compensation or other benefits to, directors of any Target Company; or

(h) enter into or amend any employment Contract between any Target Company and any Person (unless such amendment is required by Law) that the Target Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(i) adopt any new employee benefit plan of any Target Company or make any Material change in or to any existing employee benefit plans of any Target Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

(k) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed; or

(l) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Target Company for money damages in excess of $50,000 or which involves Material restrictions upon the operations of any Target Company; or

(m) enter into any new line of banking or nonbanking business in which it is not actively engaged as of the date of this Agreement; or

(n) (i) charge off (except as may otherwise be required by Law or by regulatory authorities or by GAAP consistently applied) or sell (except in the ordinary course of business consistent with past practices or as the Board of Directors of the respective Target Company deems necessary to conduct safe and sound banking practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount Materially less than 100% of its book value; or

(o) except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims; or

(p) (i) make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit (A) with respect to properties or businesses outside of the current market area of Target or to borrowers whose principal residence is outside of the current market area of Target, (B) that are unsecured and in the principal amount in excess of $50,000, or (C) that are secured and in the principal amount in excess of $250,000; (ii) purchase or sell (except for sales of single family residential first mortgage loans in the ordinary course of business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein, or (iii) renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to Purchaser; provided, however, that this Section 6.2(p) shall not apply to Orange Park; and provided further, however, that St. Marys may, without prior notice to or the written consent of Purchaser renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed one year and at rates not less than market rates for comparable credits and transactions and without any release of any collateral; or

(q) make any Material election with respect to Taxes; or

(r) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of five (5) years or less, (i) purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any assets, in any Person other than any Target Company, or (ii) otherwise acquire direct or indirect control over any Person other than in connection with (A) foreclosures in the ordinary course of business, (B) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (C) the creation of new, wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

SECTION 6.3 Affirmative Covenants of Purchaser. Unless the prior written consent of Target shall have been obtained, and except as otherwise contemplated herein, Purchaser shall and shall cause each Purchaser Subsidiary to: (a) operate its business in the usual, regular, and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties set forth in this Agreement to be correct at all times; and (d) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of Section 8.1(b) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

SECTION 6.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

SECTION 6.5 Reporting Requirements. Each Party and its Subsidiaries shall timely file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed; provided, however, that Purchaser acknowledges that Target has not filed with the SEC its Form 10-QSB for the quarter ended March 31, 2005 and that Target agrees to make such filing as soon as reasonably practicable, but, in any event, no later than July 31, 2005. If financial statements are contained in any such reports filed with the

SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

ARTICLE 7.

ADDITIONAL AGREEMENTS

SECTION 7.1 Registration Statement; Proxy Statement; Shareholder Approval. As soon as practicable after execution of this Agreement, Purchaser shall file the Registration Statement with the SEC, and shall use its best efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under applicable Securities Laws in connection with the issuance of the shares of Purchaser Common Stock upon consummation of the Company Merger. Target shall furnish all information concerning it and the holders of its capital stock as Purchaser may reasonably request in connection with such action. Target shall call a Shareholders’ Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the transactions contemplated hereby and such other related matters as it deems appropriate. In connection with the Shareholders’ Meeting, (a) Purchaser shall prepare and file on Target’s behalf a Proxy Statement (which shall be included in the Registration Statement and which shall include an explanation of the restrictions on resale with respect to the shares of Purchaser Common Stock received by the holders of Target Common Stock in the Company Merger) with the SEC and mail it to Target’s shareholders, (b) each of the Parties shall furnish to the other all information concerning it that the other Party may reasonably request in connection with such Proxy Statement, (c) the Board of Directors of Target shall unanimously recommend to its shareholders (subject to compliance with their fiduciary duties as advised by counsel) that they approve this Agreement and the transactions contemplated hereby, and (d) the Board of Directors and officers of Target shall use their best efforts to obtain such shareholders’ approval. Target, as the sole shareholder of Target Banks, shall take all action to effect shareholder approval of the Bank Merger Agreement.

SECTION 7.2 Listing. Purchaser shall use its best efforts to list, prior to the Effective Time, on the Nasdaq National Market, the shares of Purchaser Common Stock to be issued to the holders of Target Common Stock pursuant to the Company Merger.

SECTION 7.3 Applications. Purchaser shall promptly prepare and file, and Target shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

SECTION 7.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Purchaser shall execute and file the Georgia Articles of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

SECTION 7.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Mergers at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by Purchaser in connection with the Purchaser Common Stock to be issued in the Company Merger or a resolicitation of proxies as a consequence of an acquisition agreement by Purchaser or any of its Subsidiaries shall not violate this covenant), including using its efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its commercially reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

SECTION 7.6 Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to the consummation of the Mergers and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.

(b) Except as may be required by applicable Law or legal process, and except for such disclosure to those of its directors, officers, employees and representatives as may be appropriate or required in connection with the transactions contemplated hereby, each Party shall hold in confidence all nonpublic information obtained from the other Party (including work papers and other Material derived therefrom) as a result of this Agreement or in connection with the transactions contemplated hereby (whether so obtained before or after the execution hereof) until such time as the Party providing such information consents to its disclosure or such information becomes otherwise publicly available. Promptly following any termination of this Agreement, each of the Parties agrees to use its best efforts to cause its respective directors, officers, employees and representatives to destroy or return to the providing party all such nonpublic information (including work papers and other material retrieved therefrom), including all copies thereof. Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations and financial position and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this

Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

(d) Neither any Party nor any Subsidiary of a Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the immediately preceding sentence apply.

(e) Notwithstanding subsection (b) of this Section 7.6 or any other written or oral understanding or agreement to which the Parties are parties or by which they are bound, the Parties acknowledge and agree that any obligations of confidentiality contained herein and therein that relate to the tax treatment and tax structure of the Mergers (and any related transaction or arrangements) have not applied from the commencement of discussions between the Parties and will not hereafter apply to the Parties; and each Party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Mergers and all materials of any kind that are provided to such Party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulation Section 1.6011-4; provided, however, that each Party recognizes that each other Party has a right to maintain, in its sole discretion, any privilege that would protect the confidentiality of a communication relating to the Mergers, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code and that such privilege is not intended to be affected by the foregoing. These principles are meant to be interpreted so as to prevent the Mergers from being treated as offered under “conditions of confidentiality” within the meaning of the Treasury Regulations promulgated under Internal Revenue Code Sections 6011 and 6111(d)(2).

SECTION 7.7 Press Releases. Prior to the Effective Time, Target and Purchaser shall consult with each other as to the form and substance of any press release or other public disclosure Materially related to this Agreement or any transaction contemplated hereby; provided, however, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

SECTION 7.8 No Solicitation.

(a) Target shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director of employee of, or any investment banker, attorney or other advisor or representative of, Target or any of its Subsidiaries to, (i) solicit or initiate, or encourage the submission of, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that, subject to compliance with subsection (c) below and after receiving the written opinion of independent outside legal counsel to the effect that the failure to do so would likely constitute a breach by the Target Board of Directors of its fiduciary duties to Target shareholders under applicable Law, Target may, in response to an unsolicited Takeover Proposal that (i) was not received in violation of this Section 7.8, (ii) is not subject to financing and (iii) the Target Board of Directors determines in good faith, after receipt of a written opinion of a financial advisor of nationally recognized reputation to such effect, would result in a transaction more favorable to Target shareholders than the Company Merger, (A) furnish information with respect to Target to any Person pursuant to a confidentiality agreement and (B) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the immediately preceding sentence by any executive officer of Target or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Target or any of its Subsidiaries, whether or not such person is purporting to act on behalf of Target or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 7.8 by Target. For purposes of this Agreement, “Takeover Proposal” means an inquiry, proposal or acquisition or purchase of a substantial amount of assets of Target or any of its Subsidiaries (other than investors in the ordinary course of business) or of over 15% of any class of equity securities of Target or any of its Subsidiaries or any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of Target or any of its Subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Target or any of its Subsidiaries other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or Materially delay the Mergers or which would reasonably be expected to dilute Materially the benefits to Purchaser of the transactions contemplated hereby.

(b) Except as set forth herein, neither the Board of Directors of Target nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation of such Board of Directors or any such committee of this Agreement or the Mergers, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, upon receipt of the written opinion of independent outside legal counsel to the effect that failure to do so would likely constitute a breach of its fiduciary duties to Target shareholders under applicable Law, then, prior to the Shareholders’ Meeting, the Target Board of Directors may (subject to the terms of this and the following sentences) approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Mergers) a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the second Business Day following Purchaser’s receipt of written notice (a “Notice of Superior Proposal”) advising Purchaser that the Target Board of Directors has received a Superior Proposal, specifying the Material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; provided that Target shall not enter into an agreement with respect to a Superior Proposal unless Target shall have furnished Purchaser with written notice no later than 12:00 noon one (1) day in advance of any date that it intends to enter into such agreement. For purposes of this Agreement, a “Superior Proposal” means any bona fide proposal (not subject to financing) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Target Common Stock or of the common stock of either Target Bank then outstanding or all or substantially all of the assets of Target or of either Target Bank and otherwise on terms that the Target Board of Directors determines in its good faith judgment (after receipt of a written opinion of a financial advisor of nationally recognized reputation to such effect) to be more favorable to Target shareholders than the Company Merger.

(c) In addition to the obligations of Target set forth in subsection (b) above, Target shall immediately advise Purchaser orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the Material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making any Takeover Proposal or inquiry. Target shall keep Purchaser fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

(d) Nothing contained in this Section 7.8 shall prohibit Target from making any disclosure to Target’s shareholders if the Target Board of Directors determines in good faith, after receipt of the written advice of outside counsel to such effect, that it is required to do so in order to discharge properly its fiduciary duties to shareholders under applicable Law; provided that Target does not, except as permitted by subsection (b) above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Mergers or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

SECTION 7.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Company Merger to, and to take no action which would cause the Company Merger not to, qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

SECTION 7.10 Agreement of Affiliates. Target has Previously Disclosed all Persons whom it reasonably believes are “affiliates” of Target for purposes of Rule 145 under the 1933 Act. Target shall use its best efforts to cause each such Person to deliver to Purchaser not later than thirty (30) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 7.10 hereto, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of Target Common Stock held by such Person except as contemplated by such agreement and will not sell, pledge, transfer or otherwise dispose of the shares of Purchaser Common Stock to be received by such Person upon consummation of the

Company Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Regardless of whether each such affiliate has provided the written agreement referred to in this Section, Purchaser shall be entitled to place restrictive legends upon certificates for shares of Purchaser Common Stock issued to affiliates of Target pursuant to this Agreement to enforce the provisions of this Section.

SECTION 7.11 Employee Benefits and Contracts. Target will terminate the Target Benefit Plans as of the Effective Time. Following the Effective Time, Purchaser shall provide generally to officers and employees of the Target Companies, who at or after the Effective Time become employees of a Purchaser Company (collectively, “New Purchaser Employees”), benefits under the employee benefit plans of Purchaser on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by the Purchaser Companies to their similarly situated officers and employees. For purposes of participation, vesting and benefit accrual under all qualified benefit plans, the service of the employees of the Target Companies prior to the Effective Time shall be treated as service with a Purchaser Company participating in such qualified benefit plans. Purchaser also shall credit New Purchaser Employees for amounts paid under Target Benefit Plans for the plan year for purposes of applying deductibles, co-payments and out-of-pocket maximums under the employee benefit plans of Purchaser.

SECTION 7.12 Large Deposits. Prior to the Closing, Target will provide Purchaser with a list of all certificates of deposit or checking, savings or other deposits owned by persons who, to the Knowledge of Target, had deposits aggregating more than $100,000 and a list of all certificates of deposit or checking, savings or other deposits owned by directors and officers of Target and each Target Bank and their Affiliates in an amount aggregating more than $100,000 as of the last day of the calendar month immediately prior to the Closing.

SECTION 7.13 Indemnification Against Certain Liabilities. Purchaser agrees that all rights to indemnification and all limitations of liability existing in favor of the officers and directors of Target and each Target Bank (“Indemnified Parties”) as provided in their respective Articles of Incorporation or Association and By-Laws as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Mergers. To the extent available, Purchaser shall maintain in effect for not less than three (3) years after the Closing Date policies of directors’ and officers’ liability insurance comparable to those maintained by Target with carriers comparable to Target’s existing carriers and containing terms and conditions which are no less advantageous in any Material respect to the officers and directors of Target and which cover Target’s present officers and directors for such three-year period regardless of whether or not such Persons remain employed by Target after the Closing Date, provided that the annual premium for such insurance shall not exceed 125% of the most current annual premium paid by Target for its directors’ and officers’ liability insurance.

SECTION 7.14 Voting Agreement. Concurrent with the execution hereof, Target shall obtain and deliver to Purchaser an agreement in substantially the form of Exhibit 7.14 hereto from each member of Target’s Board of Directors.

SECTION 7.15 Cooperation; Attendance at Board Meetings. In order to facilitate the Mergers and the combination of the respective businesses of Purchaser and Target as promptly as practicable following the Effective Time: (i) Target shall, and shall cause its Subsidiaries to, consult with Purchaser on all strategic and operational matters to the extent such consultation is not in violation of applicable Laws; and (ii) an individual selected by Purchaser reasonably acceptable to Target shall have the right to attend all meetings of the Board of Directors of Target and the Target Banks in a non-voting observer capacity, to receive notice of such meetings and to receive the information provided by Target or Target Banks to such Boards of Directors, provided that Target or any Target Bank may require that any person proposing to attend any meetings of its Boards of Directors shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so received during such meetings or otherwise. Notwithstanding the foregoing, this Section 7.15 shall not apply with respect to any meeting, or portion of a meeting, of the Board of Directors of Target at which such Board plans to discuss (i) matters related to Target’s rights and obligations under this Agreement or (ii) any Takeover Proposal.

ARTICLE 8.

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

SECTION 8.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6 of this Agreement:

(a) Shareholder Approval. The shareholders of Target shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Mergers, as and to the extent required by Law or by the provisions of any governing instruments.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Mergers shall have been obtained or made and shall be in full force and effect, and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which, in the reasonable judgment of the Board of Directors of either Party, would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Mergers; provided, however, that no such condition or restriction shall be deemed to be Materially adverse unless it Materially differs from terms and conditions customarily imposed by any Regulatory Authority in connection with similar transactions.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Mergers (other than those referred to in Section 8.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which, in the reasonable judgment of the Board of Directors of any of the Parties, would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Mergers.

(d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, Materially restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under all Securities Laws relating to the issuance or trading of the shares of Purchaser Common Stock issuable pursuant to the Company Merger shall have been received.

(f) NASD Listing. The shares of Purchaser Common Stock issuable pursuant to the Company Merger shall have been approved for listing (subject to issuance) on the Nasdaq National Market.

SECTION 8.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Purchaser pursuant to Section 10.6(a) of this Agreement:

(a) Representations and Warranties. The representations and warranties of Target set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 4.3 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target or would reasonably likely result in Purchaser’s inability to comply with the Sarbanes-Oxley Act of 2002; provided that, for purposes of this Section 8.2(a) only, those representations and warranties that are qualified by reference to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Target to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c) Certificates. Target shall have delivered to Purchaser (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer, to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Target’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Purchaser and its counsel shall reasonably request.

(d) Employment Agreements. Each of Robert K. Beaty, Julie M. Davis, John G. Minor and Timothy M. O’Keefe shall have executed and delivered an Employment Agreement substantially in the form attached hereto as Exhibit 8.2(d).

(e) Opinion of Counsel. Target shall have delivered to Purchaser an opinion of Smith, Gambrell & Russell, LLP, counsel to Target, dated as of the Closing Date, covering those matters set forth in Exhibit 8.2(e) hereto, which opinion may be rendered in accordance with the Interpretive Standards on Legal Opinions to Third Parties in Corporate Transactions promulgated by the Corporate and Banking Law Section of the State Bar of Georgia (January 1, 1992) (the “Interpretive Standards”).

(f) Accountant’s Letters. Purchaser shall have received from Elliott Davis, LLC, letters dated not more than five (5) days prior to (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding Target, in form and substance reasonably satisfactory to Purchaser, which letters shall be based upon customary specified procedures undertaken by such firm.

(g) Noncompete Agreements. Each member of Target’s Board of Directors (other than Timothy M. O’Keefe) shall have executed and delivered to Purchaser a Non-Competition and Non-Disclosure Agreement substantially in the form attached hereto as Exhibit 8.2(g).

(h) Tax Matters. Purchaser shall have received the opinion of Rogers & Hardin LLP, counsel to Purchaser, dated the Closing Date, to the effect that for federal income tax purposes the Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, counsel to Purchaser shall be entitled to rely upon customary representations and assumptions provided by Purchaser and Target that counsel to Purchaser reasonably deems relevant.

(i) Minimum Tangible Capital. Target shall have delivered to Purchaser a certificate, signed on its behalf by its chief financial officer, promptly following the close of business on the Business Day that is two (2) Business Days prior to the Closing Date certifying that, as of such time, (i) the Tangible Capital of Target is at least $14,430,000.00 and (ii) the Tangible Capital of Orange Park is at least $8,387,000.00.

SECTION 8.3 Conditions to Obligations of Target. The obligations of Target to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Target pursuant to Section 10.6(b) of this Agreement:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser; provided that, for purposes of this Section 8.3(a), those representations and warranties that are qualified by references to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Purchaser to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c) Certificates. Purchaser shall have delivered to Target (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.3(a) and 8.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Purchaser’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Target and its counsel shall reasonably request.

(d) Opinion of Counsel. Purchaser shall have delivered to Target an opinion of Rogers & Hardin LLP, counsel to Purchaser, dated as of the Closing Date, covering those matters set forth in Exhibit 8.3(d) hereto, which opinion may be rendered in accordance with the Interpretive Standards.

(e) Delivery of Merger Consideration. Purchaser shall have delivered the Cash Consideration and the Stock Consideration to the Exchange Agent.

(f) Tax Matters. Target shall have received the opinion of Smith, Gambrell & Russell, LLP, counsel to Target, dated the Closing Date, to the effect that for federal income tax purposes the Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, counsel to Target shall be entitled to rely upon customary representations and assumptions provided by Purchaser and Target that counsel to Target reasonably deems relevant.

(g) Tail Insurance Coverage. Purchaser shall have provided Target written documentation evidencing the effectiveness of the insurance coverage described in Section 7.13 hereof.

ARTICLE 9.

TERMINATION

SECTION 9.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Target, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

(a) by mutual consent of the Boards of Directors of Purchaser and Target; or

(b) by the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Mergers under the standard set forth in Section 8.2(a) of this Agreement in the case of Purchaser and Section 8.3(a) of this Agreement in the case of Target; or

(c) by the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within (30) days after the giving of written notice to the breaching Party of such breach; or

(d) by the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Mergers and the other transactions contemplated hereby has been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of Target fail to approve this Agreement and the transactions contemplated hereby as required by the GBCC at the Shareholders’ Meeting where the transactions were presented to such shareholders for approval and voted upon (assuming, for this purpose, that Purchaser votes the proxies granted to it pursuant to Section 7.14 hereof in favor thereof); or

(e) by the Board of Directors of either Party in the event that the Company Merger shall not have been consummated by December 31, 2005, provided the failure to consummate the Company Merger on or before such date was not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e); or

(f) by the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Mergers cannot be satisfied or fulfilled by the date specified in Section 9.1(e) of this Agreement; or

(g) by the Board of Directors of Target if the Average Market Price, as determined without regard to the proviso included in the definition thereof, is less than $14.00, unless Purchaser shall have agreed in writing prior to the Closing Date to issue additional shares of Purchaser Common Stock (valued at the Average Market Price as determined without regard to the proviso included in the definition thereof) and/or pay additional cash to holders of Outstanding Target Shares, such that, as a result thereof, each Outstanding Target Share will be converted into the right to receive cash and/or shares of Purchaser Common Stock having an aggregate value (with the Purchaser Common Stock valued at the Average Market Price as determined without regard to the proviso included in the definition thereof) equal to the value the holder of such Outstanding Target Share would have received if the Average Market Price, as determined without regard to the proviso included in the definition thereof, were equal to $14.00;

(h) by the Board of Directors of Purchaser if the Board of Directors of Target (A) shall withdraw, modify or change its recommendation with respect to this Agreement or the Mergers or shall have resolved to do so, or (B) shall have recommended or approved a Takeover Proposal or shall have resolved to do so;

(i) by the Board of Directors of Target in connection with entering into a definitive agreement in accordance with Section 7.8(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee;

(j) by the Board of Directors of Purchaser if, within seven (7) Business Days after the date hereof, Target has not filed with the SEC its Form 10-KSB for the year ended December 31, 2004 in a form that does not differ Materially from the draft thereof provided to Purchaser at the time of Purchaser’s execution of this Agreement, provided that the foregoing termination right may not be exercised by Purchaser following the filing of such Form 10-KSB with the SEC; or

(k) by the Board of Directors of Purchaser if, prior to the Effective Time, there shall have occurred any event, change, occurrence, condition or state of facts that would, individually or in the aggregate, have a Material Adverse Effect on Target.

SECTION 9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 hereof, this Agreement shall become null and void and have no effect, except (i) as provided in Sections 10.2 and 10.14 hereof, and (ii) for any liability of a Party arising out of a willful breach of any representation, warranty or covenant in this Agreement prior to the date of termination, unless such breach was required by Law or by any bank or bank holding company regulatory authority. Each Party hereby agrees that its sole right and remedy with respect to any non-willful breach of a representation or warranty or covenant by the other Party shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Article 8 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for a willful breach of a representation, warranty or covenant or for fraud (except if such breach is required by Law or by any insurance regulatory authority, or bank or bank holding company regulatory authority), in which case the Parties will have all available legal rights and remedies.

ARTICLE 10.

MISCELLANEOUS

SECTION 10.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Affiliate” of a Person shall mean (a) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (b) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Market Price” means the arithmetic average of the daily closing price per share of Purchaser Common Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction that is effected or for which a record date occurs), as reported on the Nasdaq National Market, for each of the twenty (20) consecutive trading days ending on (and including) the trading day that occurs two (2) trading days prior to (and not including) the Closing Date; provided, however, that if the Average Market Price as calculated above is greater than $20.00, then the Average Market Price for purposes of this Agreement shall be $20.00, and if the Average Market Price as calculated above is less than $14.00, then the Average Market Price for purposes of this Agreement shall be $14.00.

“Bank Merger” shall have the meaning set forth in the Preamble hereto.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Georgia generally are authorized or required by Law or other government action to close.

“Cash Consideration” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“Cash Election” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“Cash Election Shares” shall have the meaning set forth in Section 3.1(f) of this Agreement.

“Closing” shall mean the closing of the transactions contemplated hereby, as described in Section 1.3 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 1.3 of this Agreement.

“Combination Election” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“Company Merger” shall have the meaning set forth in the Preamble hereto.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“CRA” shall have the meaning set forth in Section 4.24 of this Agreement.

“Default” shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

“Dissenting Shares” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“Effective Time” shall mean the date and time at which the Company Merger becomes effective as defined in Section 1.4 of this Agreement.

“Election Deadline” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment.

“Equal Cash/Stock Election” shall have the meaning set forth in Section 3.1(e) of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.14(d) of this Agreement.

“ERISA Plan” shall have the meaning set forth in Section 4.14 of this Agreement.

“Exchange Agent” shall have the meaning set forth in Section 3.1(d) of this Agreement.

“Exhibits” shall mean the Exhibits attached to this Agreement, which Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Expenses and Fees” shall have the meaning set forth in Section 10.2(a) of this Agreement.

“Form of Election” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“GAAP” shall mean generally accepted accounting principles consistently applied during the periods involved.

“Georgia Articles of Merger” shall mean the Articles of Merger or Certificate of Merger, if applicable, to be executed by Purchaser and filed with the Secretary of State of the State of Georgia relating to the Company Merger as contemplated by Section 1.4 of this Agreement.

“GBCC” shall mean the Georgia Business Corporation Code.

“Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“IIPI” shall have the meaning set forth in Section 4.25(a) of this Agreement.

“Indemnified Parties” shall have the meaning set forth in Section 7.13 of this Agreement.

“Insurance Agency” shall have the meaning set forth in Section 4.4 of this Agreement.

“Intellectual Property” shall have the meaning set forth in Section 4.20 of this Agreement.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Interpretive Standards” shall have the meaning set forth in Section 8.2(e) of this Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person shall mean the Knowledge after reasonable due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer or any Senior or Executive Vice President of such Person.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Letter of Transmittal” shall have the meaning set forth in Section 3.2 of this Agreement.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Property” shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material” or “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question, provided that any specific monetary amount stated in this Agreement shall determine Materiality in that instance.

“Material Adverse Effect” on a Party shall mean an event, change or occurrence which has a Material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, provided that “Material adverse impact” shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Mergers and compliance with the provisions of this Agreement on the operating performance of the Parties.

“Maximum Cash Election Number” shall have the meaning set forth in Section 3.1(f) of this Agreement.

“Maximum Stock Election Number” shall have the meaning set forth in Section 3.1(f) of this Agreement.

“Mergers” shall have the meaning set forth in the Preamble hereto.

“Merger Consideration” shall mean the product of (i) $34.00 multiplied by (ii) the sum of the number of shares of Target Common Stock outstanding as of the date of this Agreement and the number of shares of Target Common Stock issued between the date of this Agreement and the Effective Time pursuant to the exercise of Target Options.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Nasdaq National Market” shall have the meaning given such term in Marketplace Rule 4200(a)(15) of the Nasdaq Stock Market, Inc.

“New Purchaser Employees” shall have the meaning set forth in Section 7.11 of this Agreement.

“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Notice of Superior Proposal” shall have the meaning set forth in Section 7.8(b) of this Agreement.

“Old Certificates” shall have the meaning set forth in Section 3.1(h) of this Agreement.

“Option Holder” shall have the meaning set forth in Section 3.5 of this Agreement.

“Option Shares” shall mean the shares of Target Common Stock issuable by Target in connection with the exercise of any Target Option (whether or not such Target Option is then exercisable).

“Orange Park Common Stock” shall have the meaning set forth in Section 4.3(b) of this Agreement.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Outstanding Target Share” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean either Target and Target Banks, collectively, or Purchaser and Purchaser Bank, collectively, and “Parties” shall mean Target, Target Banks, Purchaser and Purchaser Bank, collectively.

“Permit” shall mean any federal, state, local or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Previously Disclosed” shall mean information (a) delivered in writing prior to or contemporaneously with the execution and delivery of this Agreement in the manner and to the Party and counsel described in Section 10.8 of this Agreement and describing in reasonable detail the matters contained therein, provided that in the case of Subsidiaries acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition, (b) disclosed prior to the date of this Agreement by one Party to the other Party in an SEC Document delivered to such other Party in which the specific information has been identified by the delivering Party, or (c) disclosed in writing during Purchaser’s due diligence investigation pursuant to Section 7.6(a) by Target to Purchaser describing in reasonable detail the matters contained therein.

“Pro Rata Share” shall mean the quotient obtained by dividing the number one by the total number of Outstanding Target Shares as of the Effective Time of the Merger.

“Proxy Statement” shall mean the proxy statement used by Target to solicit the approval of its shareholders of the transactions contemplated by this Agreement and shall include the prospectus of Purchaser relating to shares of Purchaser Common Stock to be issued to the shareholders of Target.

“Purchaser Allowance” shall have the meaning set forth in Section 5.9 of this Agreement.

“Purchaser Common Stock” shall mean the $1.00 par value common stock of Purchaser.

“Purchaser Companies” shall mean, collectively, Purchaser and all Purchaser Subsidiaries, including Purchaser Bank.

“Purchaser Financial Statements” shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of Purchaser as of December 31, 2004, 2003 and 2002, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) and for each of the three years ended December 31, 2004, 2003 and 2002, as filed by Purchaser in its SEC Documents, and (b) the consolidated balance sheets of Purchaser (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in its SEC Documents filed with respect to periods ended subsequent to December 31, 2004.

“Purchaser Stock Plans” shall mean the existing stock option and other stock-based compensation plans of Purchaser.

“Purchaser Subsidiaries” shall mean the Subsidiaries of Purchaser.

“Record Date” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, to be filed with the SEC by Purchaser under the 1933 Act in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the SEC, the NASD, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance, and all other federal, state, county, local or other governmental or regulatory agencies, authorities, instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Representative” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“St. Marys Common Stock” shall have the meaning set forth in Section 4.3(b) of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall mean all reports and registration statements filed by a Party or any of its Subsidiaries with the SEC pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, state blue sky Laws, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholders’ Meeting” shall mean the meeting of the shareholders of Target to be held pursuant to Section 7.1 of this Agreement, including any adjournment or postponement thereof.

“Stock Consideration” shall have the meaning set forth in Section 3.1(b) of this Agreement.

“Stock Election” shall have the meaning set forth in Section 3.1(c) of this Agreement.

“Stock Election Shares” shall have the meaning set forth in Section 3.1(f) of this Agreement.

“Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” shall have the meaning set forth in Section 7.8(b) of this Agreement.

“Surviving Corporation” shall mean Purchaser as the surviving corporation resulting from the Company Merger.

“Takeover Proposal” shall have the meaning set forth in Section 7.8(a) of this Agreement.

“Tangible Capital” shall be determined in accordance with GAAP and shall mean (i) with respect to Target, the total capital of the Target Companies (excluding accumulated comprehensive income) on a consolidated basis minus goodwill and core deposit intangible balances of the Target Companies on a consolidated basis, and (ii) with respect to Orange Park, the total capital of Orange Park (excluding accumulated comprehensive income) minus goodwill and core deposit intangible balances of Orange Park.

“Target Allowance” shall have the meaning set forth in Section 4.9 of this Agreement.

“Target Benefit Plans” shall have the meaning set forth in Section 4.14(a) of this Agreement.

“Target Common Stock” shall mean the $0.001 par value Common Stock of Target.

“Target Companies” shall mean, collectively, Target and all Target Subsidiaries, including the Target Banks.

“Target Contracts” shall have the meaning set forth in Section 4.15 of this Agreement.

“Target ERISA Plan” shall have the meaning set forth in Section 4.14 of this Agreement.

“Target Financial Statements” shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of Target as of December 31, 2004, 2003 and 2002, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2004, 2003 and 2002, as filed by Target in its SEC Documents, and (b) the consolidated balance sheets of Target (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in its SEC Documents filed with respect to periods ended subsequent to December 31, 2004.

“Target Option” shall have the meaning set forth in Section 3.5 of this Agreement.

“Target Pension Plan” shall have the meaning set forth in Section 4.14(a) of this Agreement.

“Target Stock Plans” shall mean the existing stock option and other stock-based compensation plans of Target.

“Target Subsidiaries” shall mean the Subsidiaries of Target, which shall include the Target Subsidiaries described in Section 4.4 of this Agreement and any Person acquired as a Subsidiary of Target in the future and owned by Target at the Effective Time.

“Taxes” shall mean any federal, state, county, local, foreign or other taxes, assessments, charges, fares, or impositions, including interest and penalties thereon or with respect thereto.

“Technology Systems” shall have the meaning set forth in Section 4.26 of this Agreement.

“Termination Fee” shall have the meaning set forth in Section 10.2 of this Agreement.

SECTION 10.2 Expenses; Effect of Certain Terminations.

(a) Except as otherwise provided in this Section 10.2, (i) each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel; and (ii) each of the Parties shall bear and pay one-half of costs incurred in connection with the printing and mailing of the Registration Statement and the Proxy Statement (the foregoing clauses (i) and (ii), collectively, the “Expenses and Fees”).

(b) Target shall pay, or cause to be paid, in same day funds to Purchaser, cash in the amount of $1,500,000 (the “Termination Fee”) upon demand if (A) Purchaser terminates this Agreement pursuant to Section 9.1(h) or Target terminates this Agreement pursuant to Section 9.1(i), or (B) prior to the termination of this Agreement (other than by Target pursuant to Section 9.1(c)), a Takeover Proposal shall have been made and within one (1) year of such termination, Target enters into an agreement with respect to, or approves or recommends such Takeover Proposal. If Target terminates this Agreement pursuant to Section 9.1(d)(ii), under circumstances where clause (B) of the immediately preceding sentence is not applicable, Target shall pay, or cause to be paid, in same day funds to Purchaser, cash in the amount of $500,000, but shall not be obligated to pay the Termination Fee.

(c) In the event this Agreement is terminated as a result of Purchaser’s willful breach of any of its representations, warranties or covenants contained herein, unless such breach was required by Law or by any bank or bank holding company Regulatory Authority, Purchaser shall reimburse Target for its reasonable out-of-pocket expenses relating to the Company Merger in an amount not to exceed $250,000, which amount shall not be deemed an exclusive remedy or liquidated damages.

(d) In the event this Agreement is terminated as a result of Target’s willful breach of any of its representations, warranties or covenants contained herein, unless such breach was required by Law or by any bank or bank holding company Regulatory Authority, and other than under circumstances in which the provisions of Section 10.2(b) hereof shall apply, Target shall reimburse Purchaser for its reasonable out-of-pocket expenses relating to the Company Merger in an amount not to exceed $250,000, which amount shall not be deemed an exclusive remedy or liquidated damages.

SECTION 10.3 Brokers and Finders. Except for Allen C. Ewing & Co. and Charles Stevens with respect to Target and SunTrust Robinson Humphrey with respect to Purchaser, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon its representing or being retained by or allegedly representing or being retained by Target or Purchaser, each of Target and Purchaser, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

SECTION 10.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Bank Merger Agreement and the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than as provided in Section 7.13 of this Agreement.

SECTION 10.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Target Common Stock, there shall be made no amendment decreasing the consideration to be received by Target shareholders without the further approval of such shareholders.

SECTION 10.6 Waivers.

(a) Prior to or at the Effective Time, Purchaser, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Target, to waive or extend the time for the compliance or fulfillment by Target of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Purchaser under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Purchaser.

(b) Prior to or at the Effective Time, Target, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Purchaser, to waive or extend the time for the compliance or fulfillment by Purchaser of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Target under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Target.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

SECTION 10.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that if Purchaser is acquired before the Closing, this Agreement may be assigned by Purchaser and assumed by the acquiring Person without Target’s consent. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

SECTION 10.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Purchaser:	ABC Bancorp
24 2nd Avenue, S.E.
Moultrie, Georgia 31768
Telecopy Number: (912) 890-2235
Attention: President

Copy to (which copy will not constitute notice to Purchaser):

Rogers & Hardin LLP
2700 International Tower, Peachtree Center
229 Peachtree Street, N.E.
Atlanta, Georgia 30303
Telecopy Number: (404) 525-2224
Attention: Steven E. Fox, Esq.

Target:	First National Banc, Inc.
2509 Osborne Road
St. Marys, Georgia 31518
Telecopy Number: (912) 882-3417
Attention: President

Copy to (which copy will not constitute notice to Target):

Smith, Gambrell & Russell, LLP
Promenade II, Suite 3100
1230 Peachtree Street NE
Atlanta, Georgia 30309
Telecopy Number: (404) 685-7058
Attention: Robert C. Schwartz, Esq.

SECTION 10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal Laws of the United States may apply to the Mergers.

SECTION 10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Executed counterparts of this Agreement may be delivered by the Parties via facsimile transmission.

SECTION 10.11 Interpretation. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference will be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The table of contents contained in this

Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein that are defined in GAAP have the meanings ascribed to them therein. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against any Party hereto. This Agreement will not interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

SECTION 10.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 10.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 10.14 Survival. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time or the termination and abandonment of this Agreement, except that (i) Articles Two, Three and Ten and Sections 7.6(b), 7.9, 7.11 and 7.13 of this Agreement shall survive the Effective Time; and (ii) Sections 7.6(b), 9.2, 10.1, 10.2, 10.9 and 10.14 shall survive the termination and abandonment of this Agreement.

[Signatures on next page.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its officers as of the day and year first above written.

ATTEST:	ABC BANCORP

By:
Secretary	Its:

[CORPORATE SEAL]

ATTEST:	THE FIRST BANK OF BRUNSWICK

By:
Secretary	Its:

[CORPORATE SEAL]

ATTEST:	FIRST NATIONAL BANC, INC.

By:
Secretary	Its:

[CORPORATE SEAL]

ATTEST:	FIRST NATIONAL BANK, ST. MARYS, GEORGIA

By:
Secretary	Its:

[CORPORATE SEAL]

ATTEST:	FIRST NATIONAL BANK, ORANGE PARK, FLORIDA

By:
Secretary	Its:

[CORPORATE SEAL]